Exhibit 99.4 4858-6754-9887.v2 SAUL CENTERS, INC. 2024 STOCK INCENTIVE PLAN NOTICE OF RESTRICTED STOCK AWARD (Performance Vesting) You have been granted the following restricted shares of Common Stock (the “Restricted Shares” or the/this “Award”) of Saul Centers, Inc. (the “Company”) under the Saul Centers, Inc. 2024 Stock Incentive Plan (as may be amended from time to time, the “Plan”): Name of Recipient: [Name of Recipient] Grant Date: [Date of Grant] Target Number of Restricted Shares: See Annex A Maximum Number of Restricted Shares ([ ]% of Target): See Annex A Performance Period(s): See Annex A Vesting: Each tranche of the Restricted Shares set forth on Annex A (the “Restricted Shares Tranche”) shall be eligible to vest subject to satisfaction of both the time-based vesting condition and the performance-based vesting condition described in Annex A to this Notice of Restricted Stock Award. The number of Restricted Shares in each Restricted Shares Tranche that shall become vested following the end of the applicable Performance Period shall be based on the actual Board-certified performance results through the end of the applicable Performance Period (except as set forth in this Notice of Restricted Stock Award), subject to your continuous Service as an Employee or a Consultant through the date set forth on Annex A. Termination of Employment: If your Service is terminated without Cause (as defined below) or due to your death or Disability (as defined in the Plan), or you resign for Good Reason (as defined below), each Restricted Shares Tranche that has been Granted (as defined below) shall be deemed to have fully (i.e., 100%) satisfied the time-based vesting condition; provided, however, that, if the applicable Performance Period for the applicable Restricted Shares Tranche that has been Granted is ongoing or the Performance Period has ended, but performance has not been certified by the Board, then the number of Restricted Shares of such Restricted Shares

2 4858-6754-9887.v2 Tranche that will be deemed to have fully (i.e., 100%) satisfied the time-based vesting condition shall be prorated for the applicable Performance Period and based on actual performance for the applicable Performance Period as set forth on Annex A. For purposes of this Notice of Restricted Stock Award, “Granted” means, with respect to each Restricted Shares Tranche, the Restricted Shares Tranche that was granted on the Grant Date set forth in this Notice of Restricted Stock Award and each Restricted Shares Tranche for which the Accounting Grant Date (as defined on Annex A) has occurred. For purposes of this Notice of Restricted Stock Award, the pro rata portion of any Restricted Shares Tranche shall be determined by multiplying the number of Restricted Shares under the Restricted Shares Tranche by a fraction, (i) the numerator of which is the number of days from the Grant Date or the Accounting Grant Date, as applicable, to the date of your termination of employment and (ii) the denominator of which is the number of days from January 1 of the applicable Performance Period through December 31 of the applicable Performance Period. For the avoidance of doubt, if you experience a termination of employment for any reason, then, effective as of the date of your termination of employment, each Restricted Shares Tranche that has not been Granted shall immediately and without notice be forfeited and you will have no rights with respect to such Restricted Shares Tranche(s). In addition, if you experience a termination of employment for any reason on or after the Accounting Grant Date for an applicable Restricted Shares Tranche, but prior to the first day of the Performance Period for such Restricted Shares Tranche, then such Restricted Shares Tranche shall immediately and without notice be forfeited and you will have no rights with respect to such Restricted Shares Tranche. Change in Control: If your Service is terminated by the Company without Cause or you resign for Good Reason, in each case, within twelve (12) months following the consummation of a Change in Control (as defined in the Plan), and you sign and do not revoke a standard release of claims with the Company in a form acceptable to the Company (the “Release”) within sixty (60) days of your termination, or

3 4858-6754-9887.v2 such earlier deadline required by the Release, each Restricted Shares Tranche that has been Granted (as defined below) shall be deemed to have fully (i.e., 100%) satisfied the time-based vesting; provided, however, that, if the applicable Performance Period for the applicable Restricted Shares Tranche that has been Granted is ongoing or the Performance Period has ended, but performance has not been certified by the Board, then the number of Restricted Shares of such Restricted Shares Tranche that is deemed to have fully (i.e., 100%) satisfied the time-based vesting condition shall be based on the greater of (a) target performance and (b) actual performance for the applicable Performance Period, in each case, as set forth on Annex A. For the avoidance of doubt, if there is a Change in Control, then, effective as of the consummation of such Change in Control, each Restricted Shares Tranche that has not been Granted shall immediately and without notice be forfeited and you will have no rights with respect to such Restricted Shares Tranche(s). Definitions: “Cause” shall mean the good faith determination by the Board that one of the following events has occurred: (A) conviction of, or plea of nolo contendere to, any felony or crime of moral turpitude; (B) act of fraud, theft or embezzlement with respect to the Company; (C) willful failure to substantially perform your duties or comply with Board instructions (other than as a result of your mental or physical disability); (D) breach of fiduciary duty that causes material harm to the Company; (E) material breach of your employment agreement or any proprietary information and inventions agreements, or (F) material breach of a material Company policy. “Good Reason” shall mean any action by the Company (or its successors or acquirers) that, without your written consent, results in any of the following, provided that you provide notice to the Company within ninety (90) days of the initial occurrence of any such action, such action is not cured by the Company within thirty (30) days of such notice and you resign within sixty (60) days following expiration of the cure period: (A) a material diminishment in your title, authority, duties or responsibilities (other than a mere change in title following a Change in Control to a substantially similar position with a successor or acquirer); (B) a material reduction in your base compensation or

4 4858-6754-9887.v2 target bonus; or (C) following a Change in Control, a change in your principal work site by more than fifty (50) miles. By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that the Restricted Shares are granted under and governed by the terms and conditions of the Plan, this Notice of Restricted Stock Award and the Restricted Stock Agreement (collectively, this “Agreement”), each of which are attached to and made a part of this document. By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.” You acknowledge and agree that (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice of Restricted Stock Award, the attached Restricted Stock Agreement and the Plan and (ii) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Award prior to signing (or electronically accepting) this Notice of Restricted Stock Award and that you have either consulted such counsel or voluntarily declined to consult such counsel. RECIPIENT SAUL CENTERS, INC. Recipient’s Signature Recipient’s Printed Name By: Name: Title:

5 4858-6754-9887.v2 ANNEX A Performance Goals and Vesting Terms You are eligible to receive up to the following total number of Restricted Shares upon satisfaction of the terms and conditions set forth in this Annex A: Performance Goal / Total Number of Restricted Shares Payout Percentage of Performance Goal Maximum [ ].0% of Budgeted FFO / [ ] [ ].0% Target [ ].0% of Budgeted FFO / [ ] [ ].0% Threshold [ ].0% of Budgeted FFO / [ ] [ ].0% The target number of Restricted Shares set forth above shall be divided into five separate tranches (each, a “Restricted Shares Tranche”) with one-fifth (1/5) of the total number of target Restricted Shares allocated to each such Restricted Shares Tranche. Each Restricted Shares Tranche shall vest if both the time-based vesting condition and the performance-based vesting condition each as described in this Annex A are satisfied (except as otherwise set forth in the Notice of Restricted Stock Award). The table below sets forth, for each of the five (5) Restricted Shares Tranche, the applicable (i) grant date, (ii) target number of Restricted Shares, (iii) time-based vesting date, (iv) performance period and (v) performance goal. Tranche Grant Date Target No. of Restricted Shares Time-Based Vesting Date Performance Period Performance Goal (i) (ii) (iii) (iv) (v) Tranche 1 Grant Date [ ] [ ] 1/1/20[ ] – 12/31/20[ ] Budgeted FFO Tranche 2 Accounting Grant Date [ ] [ ] 1/1/20[ ] – 12/31/20[ ] Budgeted FFO Tranche 3 Accounting Grant Date [ ] [ ] 1/1/20[ ] – 12/31/20[ ] Budgeted FFO Tranche 4 Accounting Grant Date [ ] [ ] 1/1/20[ ] – 12/31/20[ ] Budgeted FFO Tranche 5 Accounting Grant Date [ ] [ ] 1/1/20[ ] – 12/31/20[ ] Budgeted FFO  Grant Date – Column (i): Tranche 1 was granted to you on the Grant Date reflected in the Notice of Restricted Stock Award and each of Tranches 2 – 5 will be granted to you on the Accounting Grant Date (as defined below), subject to your continuous Service as an Employee or a Consultant through the applicable Accounting Grant Date. For purposes of this Annex A,

6 4858-6754-9887.v2 “Accounting Grant Date” shall mean the date on which the Board adopts resolutions approving Budgeted FFO for the applicable Performance Period for such Restricted Shares Tranche, which is anticipated to be in December of the year prior to the applicable Performance Period. For the avoidance of doubt, you shall not have any rights or entitlements to a Restricted Shares Tranche until the Grant Date or the Accounting Grant Date, as applicable, has occurred.  Target Number of Shares – Column (ii): The target number of each Restricted Shares Tranche shall equal [ ], which is calculated by dividing the total number of target Restricted Shares as set forth above by five (5).  Time-Based Vesting Date – Column (iii): Each Restricted Shares Tranche will satisfy the time-based vesting condition if you provide continuous Service as an Employee or a Consultant through and including the “Time-Based Vesting Date” set forth in the table above (except as set forth in the Notice of Restricted Stock Award).  Performance Period – Column (iv): Each Restricted Shares Tranche will satisfy the performance-based vesting condition if the performance goal (described below) is satisfied for the applicable Performance Period. For purposes of this Annex A, “Performance Period” shall mean each calendar year (i.e., from January 1 through December 31), starting with January 1, 20[ ] through December 31, 20[ ] for Tranche 1.  Performance Goal – Column (v): Budgeted FFO for Tranche 1 for the 20[ ] Performance Period shall be $[ ] and Budgeted FFO for Tranches 2 – 5 for the 20[ ], 20[ ], 20[ ] and 20[ ] Performance Periods, as applicable, shall be established by the Board and separately communicated to you in writing. For purposes of this Annex A, “Budgeted FFO” shall mean the target Funds from Operations available to common stockholders and noncontrolling interests included in the Company’s budget as presented to and approved by the Board annually (typically in December of the year prior to the applicable Performance Period). Funds from Operations is defined by The National Association of Real Estate Investment Trusts (“Nareit”) as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. Funds from Operations available to common stockholders and noncontrolling interests reflects Funds from Operations as defined by Nareit less preferred dividends. The Board may adjust the performance goal for any Performance Period as it deems equitable in recognition of (i) unusual or non-recurring events affecting the Company; (ii) changes in applicable tax laws or accounting principles; (iii) other material extraordinary events such as restructurings, discontinued operations, asset write-downs, significant litigation or claims, judgments or settlements, acquisitions or divestitures, reorganizations or changes in the corporate structure or capital structure of the Company, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses; and (v) impairments or such other factors as the Board may determine. The number of Restricted Shares in each Restricted Shares Tranche that will vest based on attainment of the applicable Budgeted FFO performance metric will be determined by multiplying the target number of Restricted Shares for that applicable Restricted Shares Tranche by the

7 4858-6754-9887.v2 applicable percentage set forth above as determined as of the date on which the Board certifies the performance results for the applicable Performance Period. Straight line interpolation will be used for percentages between points indicated above. No Restricted Shares in an applicable Restricted Shares Tranche will vest if the performance results are below the Threshold level of performance. As soon as practicable after the end of the applicable Performance Period, the Board will certify in writing the level of the performance goal that has been met for the applicable Performance Period and the number of Restricted Shares for the applicable Restricted Shares Tranche that shall become vested. The Restricted Shares in each Restricted Shares Tranche which do not vest shall immediately and without notice be forfeited and you will have no rights with respect to such Restricted Shares.

8 4858-6754-9887.v2 SAUL CENTERS, INC. 2024 STOCK INCENTIVE PLAN RESTRICTED STOCK AGREEMENT The Plan and Other Agreements The Restricted Shares that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan. The attached Notice of Restricted Stock Award, this Agreement, and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded with the exception of (1) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (2) any written employment or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company. Payment For Shares No cash payment is required for the Shares you receive. You are receiving the Shares in consideration for Services rendered by you. Vesting The Shares that you are receiving will vest as shown in the Notice of Restricted Stock Award. No additional Shares will vest after your Service as an Employee or a Consultant has terminated for any reason. Shares Restricted Unvested Shares will be considered “Restricted Shares.” Except to the extent permitted by the Committee, you may not sell, transfer, assign, pledge or otherwise dispose of Restricted Shares. Forfeiture Unless otherwise provided in the Notice of Restricted Share Award, if your Service terminates for any reason, then your Shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination. This means that the Restricted Shares will immediately revert to the Company. You will receive no payment for Restricted Shares that are forfeited. The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons. Leaves of Absence For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of

9 4858-6754-9887.v2 absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work. If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If your work schedule changes (i.e., your work hours are increased or reduced) or your status as an employee changes, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule. Stock Certificates or Book Entry Form The Restricted Shares will be evidenced by either stock certificates or book entries on the Company’s stock transfer records pending expiration of the restrictions thereon. If you are issued certificates for the Restricted Shares, the certificates will have stamped on them a special legend referring to the forfeiture restrictions. In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested Shares. Stockholder Rights During the period of time between the Grant Date and the date the Restricted Shares become vested, you will have all the rights of a shareholder with respect to the Restricted Shares except for the right to transfer the Restricted Shares, as set forth above. You will have the right to vote the Restricted Shares and to receive any dividends paid with respect to the Restricted Shares; provided, however, that any dividends or other distributions paid or distributed by the Company in respect of any unvested Restricted Shares shall be accrued by the Company and shall be paid to you only when, and if, such Restricted Shares become vested pursuant to the terms of this Agreement. Dividends not paid currently shall be credited to accounts on the Company’s records under the Plan and shall not accrue interest. Promptly following the Grant Date, you will elect to have any dividends or other distributions paid to you in cash, Shares or a combination of both by completing a form provided to you for this purpose by the Company. If you elect to have any dividends or other distributions delivered to you in Shares, any fractional Shares will be paid to you in cash.

10 4858-6754-9887.v2 Withholding Taxes and Share Withholding Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (your “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Shares received under this Award, including the award or vesting of such Shares, the subsequent sale of Shares under this Award and the receipt of any dividends; and (2) do not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and your Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. No stock certificates will be released to you or no notations on any Restricted Shares issued in book-entry form will be removed, as applicable, unless you have paid or made adequate arrangements satisfactory to the Company and your Employer to satisfy all withholdings and payments on account obligations of the Company and/or your Employer. In this regard, you authorize the Company and your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be delivered to you when they vest having a Fair Market Value equal to the amount necessary to satisfy the maximum applicable tax withholding rate, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Committee. The Fair Market Value of the Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. The Company or your Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be

11 4858-6754-9887.v2 required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section. Restrictions on Resale You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify, or until the restrictions on such shares lapse. No Retention Rights Neither this Award nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause. You understand and acknowledge that the vesting of your Award pursuant to the vesting schedule hereof is earned only by your continued Service, or the satisfaction of any other conditions set forth herein, in each case at the will of the Company (not through the act of being hired or being granted this Award). As such, this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your continued Service at any time, with or without cause. Adjustments The number of Restricted Shares covered by this Award will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional restricted shares or securities to which you are entitled by reason of this Award. Successors and Assigns Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns. Governing Plan Document This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.

12 4858-6754-9887.v2 Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement, the Notice of Restricted Stock Award, and those of the Plan, the provisions of the Plan will control. Severability In the event that all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid. Recoupment This Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Award and repayment or forfeiture of any Shares or other cash or property received with respect to the Award (including any value received from a disposition of the Shares acquired upon vesting of the Award). No Tax, Legal or Investment Advice The Company and your Employer are not providing any tax, legal or financial advice, nor is the Company or your Employer making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, financial and/or legal advisors regarding the Award and Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so. Notice Any notice required or permitted under this Agreement will be given in writing, including electronically, and will be deemed effectively given upon the earliest of personal delivery, electronic delivery to the email address provided to you by the Company or provided by you to the Company, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means. By accepting this Award, you hereby: (1) consent to receive such documents by electronic means; (2) consent to the use of electronic signatures; and (3) agree to participate in the Plan and/or receive any such documents

13 4858-6754-9887.v2 through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click- through electronic acceptance of terms and conditions. Applicable Law and Choice of Venue This Agreement will be interpreted and enforced under the laws of the State of Maryland without application of the conflicts of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maryland and agree that any such litigation will be conducted only in the courts of State of Maryland, or the federal courts of the United States located in State of Maryland and no other courts. Miscellaneous You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and no inference shall be drawn from the grant of this Award with respect to the quality of your service to, or standing with, the Company and (4) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares subject to awards, the purchase price and the vesting schedule, will be at the sole discretion of the Company. The value of this Award will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, service awards, pension or retirement benefits or similar payments. You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement. You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your

14 4858-6754-9887.v2 Employer deems necessary or appropriate to facilitate the administration of the Plan. You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States, or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing. You acknowledge and agree that you have reviewed the documents provided to you in relation to the Award in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understand all provisions of such documents. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

15 4858-6754-9887.v2 BY SIGNING THE NOTICE OF RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.